Exhibit 99.1

PRESS RELEASE       SOURCE: WPCS International Incorporated

WPCS Completes Major Electric and Max Engineering Acquisitions

EXTON, PA - (PR Newswire - First Call) - August 7, 2007) - NASDAQ : WPCS - News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has completed the acquisition of Major Electric and Max Engineering.

The Major Electric transaction was concluded on August 1, 2007. WPCS acquired Major Electric for $3 million in cash and 80,000 shares of WPCS stock priced at $12.50 per share. Additional purchase price will be paid upon the achievement of a specific earnings target for a period ending December 31, 2007. Historically profitable, Major Electric is projected to achieve approximately $16 million in revenue and $1.5 million in earnings before interest and taxes for their current fiscal year ending December 31, 2007.

The Max Engineering transaction was concluded on August 2, 2007. WPCS acquired Max Engineering for $600,000 in cash and 17,007 shares of WPCS stock priced at $11.76 per share. Additional purchase price will be paid upon the achievement of a specific earnings target for a period of two years. Historically profitable, Max Engineering generated $1.5 million in revenue and $328,000 in earnings before interest and taxes for their fiscal year ended December 31, 2006.

About WPCS International Incorporated:

WPCS International Incorporated provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, integration, structured cabling, electrical contracting, trenching, construction and maintenance for corporations, government entities and educational institutions worldwide. For more information, please visit our website at www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com